G-1 APPENDIX G Joint Independent Director Code of Ethics Summary Purpose The purpose of this Code is to help to ensure that the Independent Directors/Trustees (“Directors”) of each Company place the interests of the Company and its shareholders ahead of the Directors’ own personal interests. The terms the “Companies”, the “Company”, and the “Advisers” will each have the meaning ascribed to them in the Rule 38a-1 Compliance Manual. The term “Independent Director” refers to the directors or trustees of the respective Company’s board who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Company. Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”) makes it unlawful for any affiliated person of the Company, or any affiliated person of an investment adviser for the Company, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Company, to (i) employ any device, scheme or artifice to defraud the Company or its shareholders; (ii) make any untrue statement of a material fact to the Company or its shareholders or omit to state to the Company or its shareholders a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company or its shareholders; or (iv) engage in any manipulative practice with respect to the Company or its shareholders. This Code has been adopted in recognition of the Directors’ fiduciary obligations to shareholders of the Companies and in accordance with various provisions of Rule 17j-1. Important to Understand The securities industry is highly regulated and its participants are expected to adhere to high standards of behavior, including in their personal trading. A violation of the Code can have an adverse effect on you, your fellow Directors, the Advisers, and their commonly controlled affiliates, including Nuveen, LLC and its subsidiaries (“Churchill”), as well as the Companies and their shareholders. The Code does not address every ethical issue that might arise. It is important for Directors to be sensitive to investments that may compromise your independence, directly or indirectly. The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer such as a regulator. If you have any doubt after consulting the Code, contact the Churchill Legal Department. For purposes of this Policy, the obligations and requirements for Directors also apply to the Directors’ Household Members (as defined herein) as well as any account for which the Director or Household Member has Beneficial Ownership (also as defined herein). Terms with Special Meanings Advisers: Churchill Asset Management LLC, Churchill DLC Advisor LLC and Churchill PCIF Advisor LLC NCDL - Code of Ethics (Independent Board Members and SOX) - Code of Ethics

G-2 Beneficial Ownership: Any interest by which you or any Household Member – directly or indirectly – derives a monetary benefit from purchasing, selling, or owning a security or account, or exercises investment discretion. You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you or any Household Member exercise or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements. Code: This Code of Ethics. Company: Nuveen Churchill Direct Lending Corp., Nuveen Churchill Private Capital Income Fund, Nuveen Churchill Private Credit Fund and NC SLF Inc. Household Member: Any of the following who reside, or are expected to reside for at least 90 days a year, in the same household as a Director: Spouse or Domestic Partner, Sibling, Child, Stepchild, Grandchild, Parent, Stepparent, Grandparent, In-laws (mother, father, son, daughter, brother, sister). Inside Information: Inside information is information that is both material and non-public. Information is material if: (1) a reasonable investor would likely consider it important when making an investment decision; and (2) public release of the information would likely affect the price of a security. Information is non-public if it has not been distributed through a widely used public medium such as a press release or a report, filing or other periodic communication. Information should be presumed non-public unless stated otherwise. Nuveen: Nuveen, LLC, and all of its direct or indirect subsidiaries. Restrictions and Requirements 1. Do not purchase or sell shares of the Company without prior approval from the Company’s Chief Compliance Officer (the “CCO”) and/or Churchill Legal Department. 2. Do not purchase and sell or sell and purchase shares of the Company within 6 months at a profit. 3. Do not purchase or sell any securities if you know at the time of the proposed transaction that the Company has purchased or sold the same securities within the past 15 days, or is considering purchasing or selling the same securities within the next 15 days. This is the “15 day window.” 4. Avoid conflicts of interest. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty. 5. Do not share or trade upon inside information about the Company. 6. Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations. 7. Promptly alert the Churchill Legal Department of any actual or suspected wrongdoing. Actions to Take NCDL - Code of Ethics (Independent Board Members and SOX) - Code of Ethics

G-3 A. When you become a Director: Sign an acknowledgement that you have received this Code. The form of such acknowledgement is attached hereto as Exhibit G-1. B. If you want to purchase or sell shares of the Company: i. Seek prior approval before purchasing or selling shares of the Company via e-mail to BDC-Transaction@churchillam.com (the “BDC Transaction Mailbox”). The Company’s CCO and/or the Churchill Legal Department will review the pre-clearance request and respond with approval or disapproval of the request. ii. Immediately after you have purchased or sold the shares, provide transaction details (date of transaction, shares purchased or sold, and price) to the BDC Transaction Mailbox. C. Comply with the Company’s Section 16 Policy: Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting requirements on purchases and sales of shares of the Company by Directors and prohibits Directors from profiting on sales (purchases) of such shares purchased (sold) within the preceding six months. The Company has adopted a separate Section 16 Policy to ensure compliance with these requirements. Administration of Code A. Training: A Churchill representative will review this Code with you when you join the Board. B. Exceptions: The Code exists to ensure that Directors place the interests of the Company and its shareholders ahead of the Directors’ own personal interests. No exceptions that would violate that principle will be granted. C. Reporting and Enforcement: The CCO will alert the Audit Committee of any known potential violations of this Code. The Audit Committee shall determine whether a violation of the Code occurred and what remedial action is appropriate for any such violation. Responsible Parties Churchill Legal Department Churchill Chief Compliance Officer Effective: December 9, 2019 Amended: March 8, 2021 Amended: March 30, 2022 Amended: December 28, 2023 Last Amended: July 18, 2024 Last Amended: October 29, 2024 NCDL - Code of Ethics (Independent Board Members and SOX) - Code of Ethics